EXHIBIT A-5

                        364-DAY REVOLVING CREDIT FACILITY
$25,000,000.00                                                      June 1, 2001
                                                         Raleigh, North Carolina


         EASTERN NORTH CAROLINA NATURAL GAS COMPANY, a North Carolina Corporation ("ENCNG"), promises to pay to the order of PROGRESS ENERGY, INC., a North Carolina corporation (the "Lender"), the principal amount of up to TWENTY-FIVE MILLION DOLLARS ($25,000,000) or so much thereof as shall be outstanding (the "Principal Amount") on the expiration date, unless extended. ENCNG promises to pay to the order of the Lender, the Principal Amount, three hundred sixty-four (364) days from the date hereof, subject to extension.

         1. Repayment Terms. Additionally, ENCNG promises to pay to the order of the Lender interest on the unpaid balance of the Principal Amount from the date hereof until the maturity of this Note (whether by declaration, extension, or otherwise) at a per annum rate of interest equal at all times to the Interest Rate (as defined herein). Interest accrued on the unpaid daily balance of the Principal Amount from the date hereof until the maturity of this Note (whether by declaration or otherwise) shall be paid by ENCNG to the Lender monthly during anytime all or any portion of the Principal Amount remains outstanding, commencing on June 1, 2001 and thereafter until the expiration of this Facility (whether by declaration or otherwise). Interest charged under this Facility: (i) shall be computed on the basis of a 360-day year and charged for the actual number of days elapsed; and (ii) shall not exceed applicable legal limits; provided, that in the event a payment is made by the ENCNG or received by the Lender in excess of the applicable legal limits, such excess payment shall be applied in reduction of the unpaid balance of the Principal Amount.

         2. Interest Rate. The term "Interest Rate" as used herein means the then current thirty (30) day London Interbank offered Rate (LIBOR) rate plus 0.30%. This rate reflects a five (5) basis point premium to the Lender's cost of funds to cover program-related administration. The spread over LIBOR may be adjusted from time to time to reflect the Lender's then current cost of funds.

         3. Application of Payments. Any payment due under this Facility on a day on which Lender is not open to conduct business shall be made on the next succeeding business day. All payments on account of this Facility, when paid, shall be applied first to the payment of all interest then due on the unpaid balance of the Principal Amount and the balance, if any, shall be applied in reduction of the unpaid balance of the Principal Amount.

         4. Prepayment. ENCNG may prepay the unpaid balance of the Principal Amount in whole at any time or in part from time to time without premium or penalty.

         5. Default. Any past due installments, whether of the Principal Amount or of interest, shall bear interest at the rate herein set out until paid, except that after this facility shall become due, whether by acceleration or otherwise, this facility shall bear interest at the lesser of (a) the highest contract rate, if any, permitted by applicable law or (b) a rate per annum equal to the Prime Rate plus two percent (2%). The applicable interest rate herein shall apply whether before or after any judgment hereon.

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         6.  Method of Payment. All payments of the unpaid balance of the
Principal Amount and interest thereon shall be paid in lawful money of the United States of America during regular business hours of the Lender at the following address or at such other place as the Lender may at any time or from time to time designate in writing to the ENCNG: C/O Progress Energy, Inc. Cash Management, 411 Fayetteville Street Mall PEB 19A3, Raleigh, North Carolina 27602.

         7. No Waivers. Each right, power, and remedy of the Lender as provided for in this Facility or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Facility or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by the Lender of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by the Lender of any or all such other rights, powers, or remedies. No failure or delay by the Lender to insist upon the strict performance of any term, condition, covenant, or agreement of this Facility, or to exercise any right, power, or remedy consequent upon a breach thereof, shall constitute a waiver of any such term, condition, covenant, or agreement or of any such breach, or preclude the Lender from exercising any such right, power, or remedy at any later time or times. By accepting payment after the due date of any amount payable under this Facility, the Lender shall not be deemed to waive the right either to require prompt payment when due of all other amounts payable under this Note or to declare a default for failure to effect such prompt payment of any such other amount.

         8. Extension. The original expiration date will be automatically extended, subject to earlier termination, for successive additional period of three hundred sixty-four (364) days, unless the Lender otherwise notifies ENCNG at least sixty (60) days prior to the then current expiration date.

         9. Governing Law. This Facility shall be governed by and construed under the laws of the State of North Carolina.

         10. Miscellaneous. All parties to this Facility, including endorsers, sureties, and guarantors, if any, hereby waive presentment for payment, demand, protest, notice of non-payment or dishonor, and of protest, and any and all other notices and demands whatsoever and agree to remain bound hereunder until the interest and Principal Amount are paid in full notwithstanding any (a) release, surrender, waiver, addition, substitution, exchange, compromise, modification of or to or indulgence granted with respect to this Note; (b) extension or extensions of time for payment which may be granted, even though the period of extension may be indefinite; and (c) inaction by, or failure to assert any legal right available to the holder of this Note.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.


PROGRESS ENERGY, INC.                       EASTERN NORTH CAROLINA
a North Carolina corporation                NATURAL GAS COMPANY
                                            a North Carolina corporation


By: ______________________________          By: _____________________________
Name:    Thomas R. Sullivan                     Name: John F. Hughes
Title:   Treasurer                              Title:   President


ATTEST:

By: ______________________________          By: _____________________________
Name:    Robert Williams                        Name: Clifton Copeland, Jr.
Title:   Assistant Secretary                    Title:   Secretary
[Corporate Seal]                                [Corporate Seal]